EXHIBIT 4.4




                                  EXALINK LTD.
                     THE ISRAELI EMPLOYEE STOCK OPTION PLAN



1.       NAME
This Plan, as amended from time to time, shall be known as the EXALINK LTD. Israeli Employee Stock Option Plan (the "ISOP").

2.       PURPOSE OF THE ISOP
The ISOP is intended as an incentive to retain, in the employ of EXALINK LTD. (the "COMPANY") and its Subsidiaries, persons of training, experience, and ability, to attract new employees directors, consultants and service providers, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares in the Company, pursuant to the ISOP approved by the board of directors of the company (the "BOARD"). Options granted under the ISOP may or may not contain such terms as will qualify such Options for the special tax treatment under section 102 of the Israeli Tax Ordinance ("SECTION 102").

Options containing such terms as will qualify them for the special tax treatment under section 102 of the Israeli Tax Ordinance, shall be referred to herein as "102 OPTIONS".

Options that do not contain such terms as will qualify them for the special tax treatment under section 102 of the Israeli Tax Ordinance, shall be referred to herein as "3(I) OPTIONS".

All Options granted hereunder, whether together or separately, shall be hereinafter referred to as "OPTIONS".

The term "SUBSIDIARY" shall mean for the purposes of the ISOP: any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an option, each of the companies other than the last company in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chains.


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3.       ADMINISTRATION OF THE ISOP
The Board or a committee appointed and maintained by the Board for such purpose (the "COMMITTEE") shall have the power to administer the ISOP. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board. The Committee shall select one of its members as its chairman (the "CHAIRMAN") and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Any member of such Committee shall be eligible to receive Options under the ISOP while serving on the Committee, unless otherwise specified herein.

The Committee shall recommend the Board and the board shall have full power and authority regarding:

3.1      The participants.

         3.1.1 The terms and provisions of respective Option agreements (which need not be identical) including, but not limited to, the number of shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture.

         3.1.2 Acceleration of the right of an Optionee to exercise, in whole or in part, any previously granted Option.

                  The Committee shall have full power and authority to:

         3.1.3    To designate Options as 102 Options or 3(i) options.

         3.1.4 Interpret the provisions and supervise the administration of the ISOP;

         3.1.5 Determine the Fair Market Value (as defined below) of the Shares (as defined below).

         3.1.6 Determine any other matter that is necessary or desirable for, or incidental to administration of the ISOP.

Notwithstanding the above, the identity of each of the Optionees and the number of Shares covered by each Option must be ratified by the Board.


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The Board shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the ISOP.

All decisions and selections made by the Board or the Committee pursuant to the provisions of the ISOP shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by a majority of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

The interpretation and construction by the Committee of any provision of the ISOP or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board. Subject to the company's decision and to all approvals legally required, including, but not limited to the provisions of the Israeli Companies Law each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ISOP unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

3.2. "FAIR MARKET VALUE" means, as of any date, the value of a Share determined as follows:

         (i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market system, or The Nasdaq SmallCap Market of the Nasdaq Stock Market , the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Administrator deems reliable.




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         (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

         (iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.

4.       DESIGNATION OF PARTICIPANTS
The persons eligible for participation in the ISOP as recipients of Options shall include any employees, directors, consultants and service providers of the Company or of any Subsidiary of the Company. The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him from participating in, any other grant of Options pursuant to the ISOP or any other option or stock plan of the Company or any of its affiliates.

To the extent applicable and anything in the ISOP to the contrary notwithstanding, all grants of Options to directors and office holders ("Nosei Misra" - as such term is defined in the Israeli Companies Law -(the "COMPANIES LAW")) shall be authorized and implemented in accordance with the provisions of the Companies Law, as in effect from time to time.

5.       TRUSTEE
102 Options which shall be granted under the ISOP and/or any Shares issued upon exercise of such 102 Options and/or other shares received subsequently following any realization of rights, shall be issued to a Trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 (the "TRUSTEE") and held for the benefit of the Optionees.

102 Options and any Shares received subsequently following exercise of 102 Options, shall be held by the Trustee for a period of not less than two years (24 months) from the Date Of Grant.

3(i) Options granted under the ISOP, may be issued to a Trustee nominated by the Committee, and held for the benefit of the Optionees.




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Anything to the contrary notwithstanding, the Trustee shall not release any
Options which were not already exercised into Shares by the Optionee or release any Shares issued upon exercise of Options prior to the full payment of the Optionee's tax liabilities arising from Options which were granted to him and/or any Shares issued upon exercise of such Options.

Upon receipt of the Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ISOP, or any Option or Share granted to him thereunder.

6.       SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON
6.1 The Company has reserved 1,500,000 after split and bonus shares (1:100) authorized but unissued Ordinary Shares par value NIS 0.01 each in the Share capital of the Company (the "SHARES"), for the purposes of the ISOP and for the purpose of the Exalink Ltd U.S Stock Option Plan (the "USSOP"), subject to adjustment as set forth in paragraph 8 below. Any of such Shares covered by the ISOP, which remain unissued and are not subject to outstanding Options at the termination of the ISOP, shall cease to be reserved for the purpose of the ISOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares therefore subject to such Option may again be subjected to an Option under the ISOP.

6.2 An Optionee who purchased Shares hereunder upon exercise of Options shall have no voting rights as a shareholder (in any and all matters whatsoever) until the consummation of a public offering of the Company's shares ("THE IPO"). Until an IPO, such Shares shall be voted by an irrevocable Proxy (attached hereto as EXHIBIT "C" to the Option Agreement)(the "PROXY") pursuant to the directions of the Board, such Proxy to be assigned to the person or persons designated by the Board. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.



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6.3      Each Option granted pursuant to the Plan, shall be evidenced by a written agreement between the Company and the Optionee ("THE OPTION AGREEMENT"), in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether a 102 Option or a 3(i) Option).

6.4 All Shares allocated or issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon.

7.       PURCHASE PRICE
7.1 The purchase price of each Share subject to an Option granted or any portion thereof shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Option Agreement will contain the Purchase Price determined for each Optionee, and in any event not less than the nominal value of the shares subject to the Option. ("THE PURCHASE PRICE").

7.2 The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.       ADJUSTMENTS
Upon the occurrence of any of the following described events, Optionee's rights to purchase Shares under the ISOP shall be adjusted as hereafter provided:

8.1 In the event of a merger of the Company with or into another company (the "SUCCESSOR COMPANY"), or the sale of all or substantially all of the assets or shares of the Company (the "TRANSACTION") while unexercised Options remain outstanding under the ISOP, then each Unexercised Option shall be assumed, or substituted for by an appropriate number of shares, of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) which were distributed to the shareholders of the Company in respect of such shares. In the case of such assumption and/or substitution of shares, appropriate adjustments shall be made in the Purchase Price to reflect such action, and all other terms and conditions of the Option Agreements, such as the Vesting Dates, shall remain in force, all as will be determined by the Committee whose determination shall be final.


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8.2      Notwithstanding the above and subject to any applicable law, unless the
         Board or the Committee determines otherwise with respect to certain Option Agreements, there shall be a clause in each Option Agreement instructing that if in any such Transaction as described in section 8.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, all Unexercised Options shall be expired as of the date of the Transaction.

8.3 For the purposes of section 8.1 above, the Option shall be considered assumed or substituted if, following the merger or acquisition, the Option confers the right to purchase or receive, for each Share of Optioned Shares immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Shares in the Transaction; and provided further that the Committee may determine, in its discretion and subject to the boards approval, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

8.3 If the Company is liquidated or dissolved while unexercised Options remain outstanding under the ISOP, then the Board in its own discretion may determine that all such outstanding Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company without regard to the vesting provisions hereof. If the Board determines that the outstanding Options may be exercised, the Optionees, giving notice in writing to the Company of their intention to so, may exercise all such outstanding Options in full.




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8.5      If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend (bonus shares), stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the ISOP or subject to any Options therefore granted, and the purchase prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate purchase price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISOP (as set forth in paragraph 6 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

8.6 Anything herein to the contrary notwithstanding, if prior to the completion of an IPO all or substantially all of the shares of the Company are to be sold, or upon a Transaction reorganization or the like, all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the ISOP, in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.



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9.       PURCHASE FOR INVESTMENT
The Company's obligation to issue Shares upon exercise of an Option granted under the Plan is expressly conditioned upon (a) the Company's completion of any registration or other qualifications of such Shares under any state and/or federal law, rulings or regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee's death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules and regulations whether of the state of Israel or of the United States or any other State having jurisdiction over the Company and/or the Optionee requirements of State and federal laws and regulatory agencies.

10.      TERM AND EXERCISE OF OPTIONS
10.1 Options shall be exercised by the Optionee by giving written notice to the Company, in such form and method as may be determined by the Company and the Trustee and when applicable, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company at its principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

10.2 Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in Section 4 of exhibit B to the Option Agreement; and - (ii) the expiration of any extended period in any of the events set forth in Section 9.7 below (and such earlier date shall be hereinafter referred to as the "EXPIRATION DATE").

10.3 Each Option shall be exercisable following the Vesting Periods and subject to the provisions of the ISOP for the number of Shares as shall be provided in Exhibit B to the Option Agreement. However no Option shall be exercisable after the Expiration Date.


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10.4     Options granted under the ISOP shall not be transferable by Optionees other than by will or laws of descent and distribution, and during an Optionee's lifetime shall be exercisable only by that Optionee.

10.5 The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and excercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 10.7below and unless the Board or Committee resolves otherwise, the Optionee is an employee of the Company or any of its Subsidiaries or continuing to provide services to such entities, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

10.6 Subject to the provisions of Section 10.7 below, in the event of termination of Optionee's employment with the Company or any of its subsidiaries, or if applicable, the termination of services given by the Optionee to the Company or any of its subsidiaries all Options granted to him will immediately expire. A notice of termination of employment or services shall be deemed to constitute termination of employment or services.

10.7 Notwithstanding anything to the contrary in Section 10.6 above, an Option may be exercised after the date of termination of Optionee's service or employment with the Company or any subsidiary of the Company only with respect to the number of Options already vested and unexpired at the time of such termination according to the vesting and expiration periods of the Options set forth in exhibit B of such Optionee's Option Agreement, and only provided that either:

         10.71 prior to the date of such termination, the Board or Committee shall authorize an extension of the terms of all or part of the Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable; or -

         10.7.2 Such termination is without Cause (as defined below), in which event the Options may be exercised within a period of 90 days from the date of such termination; or -

         10.7.3 Termination is the result of death or disabillity of the Optionee, in which event the Options may be exercised within a period of 12 (twelve) months from such date of termination.



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         The term "CAUSE" shall mean (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its affiliates and was capable of being lawfully performed;
         (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee's fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) as reasonably determined by the Board of Directors to be materially detrimental to the Company.

10.8 Subject to the provisions of Section 11 below, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of section 350 and 351 of the Companies Law or successor to such section, until registration of the Optionee as holder of such Shares in the Company's register of members upon exercise of the Option in accordance with the provisions of the ISOP.

10.9 Any form of Option Agreement authorized by the ISOP may contain such other provisions as the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Committee may, with the consent of the Optionee, from time to time cancel all or any portion of any Option then subject to exercise, and the Company's obligation in respect of such Option may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate Purchase Price of such Shares, (ii) the issuance or transfer to the Optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

10.10 Options shall vest (i.e., Options shall become exercisable) at the dates set forth in Section 3 of EXHIBIT "B" to the Option Agreement (the "VESTING DATE"). An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee or the Board may deem appropriate.



11.      SHARES SUBJECT TO RIGHT OF FIRST REFUSAL
11.1 Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Optionees shall have a right of first refusal in relation with any sale of shares in the Company.

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11.2     Sale of Shares by the Optionee shall be subject to the right of first refusal of other shareholders as set forth in the Articles of Association of the Company. In the event that the Articles of Association of the Company shall not contain any provision regarding rights of first refusal, then, unless otherwise provided by the Board, until such time as the Company shall effectuate an IPO, the sale of Shares issuable upon exercise of an Option, shall be subject to a right of first refusal on the part of the Repurchaser(s). Repurchaser(s) means (i) the Company, if permitted by applicable laws; (ii) if the Company is not permitted by applicable laws, then any affiliate or Subsidiary of the Company designated by a unanimous decision is reached by the Board of Directors; or (iii) if no unanimous decision is reached by the Board of Directors , then the company existing shareholders (save, for avoidance of doubt , for other Optionees who already exercised their Options), pro rata in accordance with their shareholding. The Optionee shall give a notice of sale ("THE NOTICE") to the Company in order to offer the Shares to the Repurchaser(s), and the Company will forward the Notice to the existing shareholders.

         The Notice shall specify the Number of Shares offered for sale, the price per Share, the payment terms the name of each proposed purchaser or other Transferee ("PROPOSED TRANSFEREE"). The Repurchaser(s) will be entitled for 30 days from the day of receipt of the Notice ("THE 30 DAYS PERIOD"), to purchase all or part of the offered Shares. If by the end of the 30 Days Period not all of the offered Shares have been purchased by the Repurchaser(s), the Optionee will be entitled to sell such Shares at any time during the 90 days following the end of the 30 Days Period on terms not more favorable than those set out in the Notice, provided that the proposed Transferee agrees in writing that the provisions of this section shall continue to apply to the Shares in the hands of such proposed Transferee.


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12.      VESTING OF OPTIONS
Options shall vest (i.e., Options shall become exercisable) at the dates set forth in Section 3 of exhibit B to the Option Agreement (the "VESTING PERIODS"). An Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Optionees may vary.

13.      DIVIDENDS
With respect to all Shares (in contrast to unexercised Options) issued upon the exercise of Options purchased by the Optionee and held by the Trustee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Shares issued to the Trustee on behalf of a Optionee are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Optionee.

14.      ASSIGNABILITY AND SALE OF OPTIONS
No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

As long as the Shares are held by the Trustee in favor of the Optionee, than all rights the last possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

15.      TERM OF THE ISOP
The ISOP shall be effective as of the date that it is adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

16.      AMENDMENTS OR TERMINATION
Board may, at any time and from time to time, but after consultation with the Trustee, amend, alter or discontinue the ISOP, except that no amendment or alteration shall be made which would impair the rights of the holder of any Option therefore granted, without his written consent. Termination of the ISOP shall not affect the committee's and/or the Board's ability to exercise the powers granted to it hereunder with respect to the Options granted under the ISOP prior to the date of such termination.


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17.      GOVERNMENT REGULATIONS
The ISOP, the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.      CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES
Neither the ISOP nor the Option Agreement with the Optionee shall impose any obligation on the Company or a Subsidiary thereof, to continue any Optionee in its employ, or the hiring by the Company of the Optionee's services and nothing in the ISOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment or service at any time.

19.      GOVERNING LAW & JURISDICTION
The ISOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISOP.

20.      TAX CONSEQUENCES
Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its subsidiaries and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or the subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

The Committee and/or the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.



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21.      NON-EXCLUSIVITY OF THE ISOP
The adoption of the ISOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise then under the ISOP, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

22.      MULTIPLE AGREEMENTS
The terms of each Option may differ from other Options granted under the ISOP at the same time, or at any other time. The Committee may also grant more than one Option to a given Optionee during the term of the Option Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.




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